EXHIBIT 23(a).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Westamerica Bancorporation:

We consent to the incorporation by reference in the Registration Statement No. 333-157893 on Form S-3 and Registration Statement No. 333-105537 and 333-107329 on Form S-8 of Westamerica Bancorporation of our report dated February 26, 2016, with respect to the consolidated financial statements as of and for the year ended December 31, 2015, and effectiveness of internal control over financial reporting as of December 31, 2015, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Sacramento, California

February 26, 2016